UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 15, 2022
INSIGHT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware		0-25092	86-0766246
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

6820 South Harl Avenue,
Tempe,	Arizona		85283
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code:
(480) 333-3000
Not Applicable
(Former name or former address, if changed since last report)
_____________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	NSIT	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2022, the Board of Directors of Insight Enterprises, Inc. (the “Company”) elected Alexander L. Baum as a member of the Board of Directors, effective immediately, to serve until the Company’s 2022 Annual Meeting and the election and qualification of his successor or, if earlier, his death or resignation or removal from the Board of Directors. Mr. Baum will receive compensation under the Company’s standard compensation arrangement for non-employee directors (as described in the Company’s proxy statement for its 2021 annual meeting of stockholders). Mr. Baum will serve as a member of the Audit and Compensation committees of the board.

Mr. Baum is a Partner of ValueAct Capital, one of the Company’s largest stockholders. He joined ValueAct in 2012 and has worked on several ValueAct IT and technology industry investments including Nintendo Co. LTD, Microsoft Corporation, and Adobe Systems, Inc among others. He has a B.A. in physics from Pomona College and is a CFA charterholder.

Mr. Baum joined the Board pursuant to a Nomination and Cooperation Agreement (the “Agreement”), dated February 14, 2022, by and among the Company and various affiliates of ValueAct Capital (collectively, the “ValueAct Group”). The Agreement includes various terms, conditions and provisions, including that the Company will include Mr. Baum in the Board’s recommended director slate of candidates to stand for election at the 2022 annual stockholders meeting. Mr. Baum, while serving as a member of the Board of Directors, is required to (i) meet all director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to directors.

If the ValueAct Group (which currently holds approximately a 10% ownership position in the Company) ceases to hold at least 5.0% of the Company’s common stock, Mr. Baum would offer his resignation from the Board. Such offer of resignation would also be required in other circumstances set forth in the Agreement.

Under the Agreement, the ValueAct Group is subject to various restrictions, including, among other things, prohibitions on the ValueAct Group acquiring more than 15% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct Group has agreed to vote its shares as set forth in the Agreement, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to the ValueAct Group under the Agreement. The provisions of the Agreement described above generally apply until the later of (i) one year and (ii) the date of the Company’s 2023 annual stockholders meeting if Mr. Baum is re-nominated to serve as a Director at the Company’s 2023 annual stockholders meeting and he accepts the re-nomination.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On February 17, 2022, the Company issued a press release regarding the above matters, which press release is attached as Exhibit 99.2 hereto.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on February 17, 2022 announcing the appointment of Mr. Baum as an independent director, effective February 15, 2022. A copy of this press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Nomination and Cooperation Agreement between the Company and the ValueAct Group, dated February 14, 2022.

99.2	Press release dated February 17, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date:	February 17, 2022	By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Chief Financial Officer